Exhibit 11


Frontier  Corporation


Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)





                                       3 Months Ended     6 Months Ended
                                           June 30,          June 30,
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(In thousands, except per share data)  1996      1995      1996      1995
- -------------------------------------------------------------------------
Income applicable to common stock   $68,909   $52,773  $125,740  $104,126
 Add:  Interest on convertible
       debentures                       139       139       277       277
- -------------------------------------------------------------------------
                                     69,048    52,912   126,017   104,403
 Less:  Increase in related
        federal income taxes             49        49        97        97
- -------------------------------------------------------------------------
 Adjusted income applicable to
 common stock                       $68,999   $52,863  $125,920  $104,306
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Average Common Shares Outstanding   162,873   149,714   161,525   149,506
 (excluding common stock
  equivalents)
Adjustments for:
   Convertible Debentures               503       503       503       503
   Stock Options                      1,307    11,369     2,364    11,528
Adjusted common shares assuming
 conversion of outstanding Convertible

 Debentures and Stock
  Options at beginning of each
   period                           164,683   161,586    164,392   161,537
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Earnings per share of common stock
 on a fully diluted basis          $    .42  $    .33   $    .77  $   .65
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